Exhibit (j)()

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us in this Post-Effective Amendment No. 114 to Registration Statement No. 002-90649 on Form N-1A of Fidelity Investment Trust, including Fidelity Series Emerging Markets Fund under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such registration statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 13, 2009